Exhibit 99.1

FDCTech, Inc. Announces Acquisition of Alchemy Global to Expand Market Presence in the Middle East and Asia

The Company is strengthening its balance sheet, achieving profitable growth, and establishing a global footprint with strategic market expansion.

Irvine, CA: January 23, 2025, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in acquiring and integrating small—to mid-size legacy financial services firms, announced the signing of a Letter of Intent (LOI) to acquire Alchemy Global Ltd. (“Alchemy Global”), a Seychelles-registered securities dealer authorized by the Financial Services Authority (FSA) under license number SD136. The acquisition is a strategic move aimed at establishing a significant presence in the Middle Eastern and Asian markets, with the deal expected to close by the third quarter of 2025, subject to customary closing conditions and regulatory approvals.

Transaction Highlights:

●	Acquisition Structure: FDC intends to purchase 100% of Alchemy Global’s shares, with the purchase price comprising Own Funds Capital and a premium of $2,000,000 minus the Own Funds Capital.

●	Strong Financials: For the nine months ending September 30, 2024, Alchemy Global reported revenues exceeding $4.00 million, a net income of $2.2 million, net assets of $3.88 million, client funds of over $6.7 million, and a working capital surplus of $3.80 million.

●	Strategic Value Addition: Post-acquisition, FDC plans to integrate its proprietary trading platform and advanced risk management systems into Alchemy Global, enhancing client offerings and operational efficiency.

Rationale for the Acquisition:

The acquisition of Alchemy Global is strategically aligned with FDC’s objective to expand its market footprint in emerging economies with high growth potential. The Middle East and Asia represent untapped opportunities in the financial trading and brokerage sectors, driven by increasing demand for innovative trading solutions. Alchemy Global’s established presence and regulatory credentials in Seychelles provide a credible platform for FDC to enter these markets seamlessly.

Seychelles: A Premier Jurisdiction for FX Brokers

Seychelles has emerged as a reputable jurisdiction for financial and securities dealers, offering a robust regulatory framework under the oversight of the Financial Services Authority. Major global brokers, including Plus500, XTB, and eToro, conduct business in Seychelles, leveraging its business-friendly policies and strategic location. This makes Seychelles a highly attractive base for Alchemy Global’s continued growth and FDC’s expansion strategy.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

About Alchemy Global Ltd.

Incorporated in November 2022, Alchemy Global has quickly established itself as a competitive player in the securities trading industry. The company’s financial stability, operational efficiency, and commitment to client satisfaction make it an ideal partner for FDC’s ambitious growth plans.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, CFDs, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618

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